Exhibit 10.02

December 31, 2009

Mr. Robert G. Shoback

17 Berta Place

Basking Ridge, NJ 07920

Dear Bob:

This agreement (the “Agreement”) sets forth our agreement concerning the terms and conditions of your termination from employment at Ambac Financial Group, Inc. (“Ambac” or the “Company”).

1.	Effective Date of Resignation

Your last day of employment with Ambac (the “Resignation Date”) will be December 31, 2009.

2.	Employment Period & Payments

(a)	During the period from the date of this Agreement (“Agreement Date” or “Date of Agreement”) through the Resignation Date (the “Employment Period”), you will continue to report to Ambac’s CEO. You will not be required to report to the office or perform your full-time duties but will be required to provide transition and consulting services to and on behalf of Ambac as reasonably requested by the CEO or his designee.

(b)	During the Employment Period, you will continue to receive your regular salary at the rate in effect as of June 30, 2009. Such salary will be paid to you in accordance with Ambac’s normal payroll practices and procedures.

(c)	Subject to Section 4, you will be paid severance in the amount of $212,000 in consideration of your signing this Agreement. The fee will be paid within ten business days of the date you execute this Agreement and Waiver and General Release Agreement annexed hereto as Exhibit A on or following the Resignation Date.

3.	Legal and Outplacement Expenses

Ambac will pay or reimburse you for up to a total of $25,000 for (i) legal expenses in reviewing this document and (ii) outplacement, career counseling and/or coaching services to be provided to you until the date on which you secure new employment. You must engage at least the initial provider of such outplacement, career counseling and/or coaching services by March 15, 2010 otherwise you forfeit the right to the payment arrangement set forth in clause (ii) of the preceding sentence. The selection of the service providers, dates and scope of services will be as you elect. All invoices for legal fees and/or outplacement must detail the services provided and must note that the services are for Robert G. Shoback.

4.	Release Obligations

Ambac’s obligations under this Agreement, including its obligation to provide you with the payments set forth in sections 2 and 3, are contingent on the execution, delivery and non-revocation of this Agreement and the Waiver and General Release Agreement in the form set forth as Exhibit A hereto and, in addition, the execution, delivery and non-revocation, on or as of the Resignation Date, of a second Waiver and General Release Agreement in the form set forth as Exhibit A hereto in respect of the period from the date you initially sign the Waiver and General Release Agreement through the Resignation Date. In the event the agreement described in the preceding sentence is not executed and delivered, or revoked, (a) any option and/or restricted stock unit award that has vested from the date hereof through the Resignation Date will be forfeited and (b) you will be required to reimburse Ambac the entire amount of the payments set forth in paragraphs 2 and 3 within ten business days of the revocation date.

Ambac, for and on behalf of itself and the other Released Parties (as such term is defined in the form of Waiver and General Release Agreement attached hereto as Exhibit A) further hereby waives and releases you and the other Releasors (as such term is also defined in the form of Waiver and General Release Agreement attached hereto as Exhibit A), from any and all Claims related to any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof that Ambac is aware of, or should have been aware of, that it or any other Released Party has, may have or in the future may possess against you or any other such Releasor, arising or accruing on or prior to the date hereof, and Ambac shall, concurrent with your execution and delivery to Ambac on, after or as of the Resignation Date of the additional Waiver and General Release Agreement, execute and deliver to you a second release in your favor, in a form consistent with and no less favorable to you than the forgoing release set forth in this paragraph, covering the period between the date Ambac executes this Agreement and the date you execute such second release in favor of Ambac.

5.	Accrued Obligations

Ambac will timely pay you for any unreimbursed business expenses incurred by you for the period through the Resignation Date in accordance with its normal business expense reimbursement policy, provided, that all of your reimbursable business expenses are submitted in accordance with Ambac’s business expense reimbursement policy. Such reimbursement(s), if any, shall be paid in accordance with Ambac’s normal practices and procedures.

6.	Welfare Benefits

(a)	Through June 30, 2010, you will continue be eligible to participate in all medical, dental and prescription drug programs available to Ambac’s full-time employees in accordance with the terms of such programs. You will be required to make premium contributions as applicable to all full-time employees with like coverage. If you obtain and commence alternative coverage, you are required to advise Ambac and terminate the Ambac coverage. During the period through the Resignation Date, you will also continue to receive and participate in all other insurance and employee benefits consistent with past practice.

(b)	Nothing herein contained shall limit any of your rights to elect continuation coverage under Section 4980 (f) of the Internal Revenue Code of 1986, as amended (relating to “COBRA” coverage).

7.	Retirement Benefits

Through and including the Resignation Date, Company-match and profit-sharing contributions will be credited on your behalf to the Ambac Savings Incentive Plan in accordance with the terms and conditions of such plan at substantially the same time(s) that the Company funds such contributions for its other employees, regardless of when paid (it being understood that all or a portion of such contributions may be funded on your behalf after the Resignation Date).

8.	Other Benefits

Ambac will pay you all vested amounts, if any, due but not previously paid to you, pursuant to the terms of any welfare, deferred compensation or other benefit plan as of the Resignation Date, or which by their terms extend to or beyond the Resignation Date. Notwithstanding the foregoing, any amount due under the Non-Qualified Savings Incentive Plan will be paid to you no sooner than six months and one day from the Resignation Date.

Inasmuch as it is and has been the expressed mutual intention of the parties that your entering into this Agreement shall not affect any or all of your rights under that certain Amended and Restated Management Retention Agreement, dated as of 2007, between you and Ambac (the “Management Retention Agreement”), it is agreed that notwithstanding anything to the contrary contained in this Agreement, in the event that there shall be a Change of Control of Ambac on or prior to the Resignation Date, as such term “Change in Control” is defined in the Management Retention Agreement, or there shall be a proposed or pending Change in Control of Ambac reported in any newspaper of general circulation or business publication on or before the Resignation Date, you shall have the right (but not the obligation) to rescind and cancel your Resignation and this Agreement, together with the related Waiver and General Release Agreement (the form of which is set forth in Exhibit A), as if neither such document had ever been executed (i.e., and such that you shall have no further obligations hereunder or thereunder), and as if your employment had continued in the ordinary course through such date, whereupon the parties hereto shall then promptly cooperate and negotiate, in good faith, a written agreement between them, effective as of such date, such that your employment with Ambac shall further continue in a manner substantially consistent with past practice and so as to afford you the ability to fully participate in (i.e., and not deprive you from) all of the benefits to which you would otherwise be entitled under the Management Retention Agreement should the Change in Control be (or have been) consummated. In furtherance of the foregoing, it is understood and agreed that the forfeiture and reimbursement provisions of the first paragraph of Section 4 above would not apply to or with respect to any rescission and/or cancellation by you of this Agreement pursuant to the provisions of this paragraph.

In the event of your death or disability prior to the date any or all payments or benefits under this Agreement shall be paid or become payable to you, all such benefits and payments shall instead be paid by Ambac to your heirs, executors, administrators, trustees, legal representatives, successors or assigns, as applicable.

9.	Stock Options and Restricted Stock Units

As of the date of this Agreement, 43,767 of the Ambac stock options that have been granted to you by the Compensation Committee of Ambac Financial Group, Inc.’s Board of Directors are vested. You will have one year from the Resignation Date or the expiration date of the award, whichever is sooner, to exercise the vested stock options. The terms of the 1997 Equity Plan as Amended and the General Terms and Conditions of the respective stock option grants shall govern. Any vested options not exercised within the time frame set forth above will be forfeited. All unvested long-term compensation is forfeited.

Restricted stock units that are vested as of the Resignation Date will be settled no sooner than the six month plus one day anniversary of the Resignation Date. The terms of the 1997 Equity Plan as Amended and the General Terms and Conditions of the respective restricted stock unit grants shall govern. All unvested long-term compensation is forfeited.

10.	Return of Property

The parties hereby mutually acknowledge that any Ambac property in your possession and any property made available to you in connection with your employment relationship with Ambac have heretofore been returned by you to Ambac.

11.	Confidentiality & Competition

In consideration for the payments described above, you agree to the following:

(a)

Ambac (for purposes of this Section 11, Ambac refers to Ambac and all of its affiliates) is engaged in a highly competitive business and that, in connection with your employment, you have access to information relating to Ambac’s business that provides Ambac with a competitive advantage, that is not generally known by persons not employed by Ambac, and that could not easily be determined or learned by someone outside Ambac (collectively, “Confidential Information”). Subject to the foregoing, such Confidential Information may include, but is not limited to, the characteristics and preferences of Ambac’s “Customers” (as defined below) and accounts, matters relating to information, pricing, fee and commission structures, trading policies and procedures, trade secrets, records, files, memoranda, documents, reports, and other written, printed or recorded materials and data, regardless of data storage method (collectively “Documents”) received, created, or used by you during the course of your employment and other methods of doing business, whether or not marketed as confidential or secret. As used herein, “Customer” shall mean all clients and actively pursued prospective clients of Ambac with whom or which you actively worked during the period of your employment with Ambac.

(b)	You agree that before and after the Resignation Date, you shall not, directly or indirectly, use or disclose such Confidential Information, except as may be necessary in the good faith performance of your duties to Ambac. You acknowledge that all Confidential Information will remain the sole property of Ambac and all such documents (if any, that have not yet been returned by you to Ambac) constituting Confidential Information, other than intellectual knowledge, will be returned by you to Ambac within five business days of the Resignation Date. The terms and conditions of this Section 11(a) and (b) are in addition to and do not supersede or replace the terms and obligations of Ambac’s Code of Business Conduct.

(c)	You further agree that from the Agreement Date through the six-month anniversary of the Resignation Date (i.e., through June 30, 2010), you will not, for any reason, unless Ambac consents in writing, which consent shall not be unreasonably withheld or delayed, (i) solicit the business of or encourage or assist any other party in competition with Ambac to solicit any such Customer of Ambac in connection with the municipal bond insurance business, or (ii) assist any party engaged in municipal bond insurance with raising capital for such municipal bond insurance business, or seeking a rating for such municipal bond insurance business from a Nationally Recognized Statistical Rating Agency, or (iii) hire or seek to hire, whether on your own behalf or on behalf of any other person or entity, any person who is an employee of Ambac at the Resignation Date, or who left the employ of Ambac within three months prior to such date unless such person was terminated by Ambac.

Paragraph 11(c) and the associated restrictions contained herein shall supersede and cancel any similar restrictions contained in any and all documents relating to Ambac’s stock options and/or restricted stock units, and Ambac hereby waives any objections thereto.

If you breach the terms of this Section 11(c), you forfeit your right to future payments provided for herein from the date of such breach and, to the extent any payments have been made, you agree to return all payments made pursuant to this Agreement including, but not limited to, the gross payments provided for in paragraph 2. The return of the aforementioned payments must be made within ten business days of the breach of this Section 11(c).

In the event that (A) the Wisconsin Office of the Commissioner of Insurance: (i) appoints a custodian, trustee, agent or receiver for Ambac Assurance Corporation (“AAC”) or for all or any material portion of its Property or (ii) authorizes the taking of possession by a custodian, trustee, agent or receiver of AAC (or the taking of possession of all or a substantial portion of AAC’s property), or (B) Ambac abandons efforts to recapitalize and launch Everspan Financial Guarantee Corporation, the provisions of this Section 11 will become null and void, except solely for the provisions of the second paragraph of this Section 11(c) which shall remain in full force and effect.

(d)	In view of the nature of Ambac’s business, you also acknowledge that the restrictions contained in this Section 11 are fair, reasonable and necessary to protect the legitimate business interests of Ambac and that Ambac may suffer irreparable harm in the event of any actual or intended violation by you of this paragraph. You, therefore, agree that, in the event of any actual or intended violation by you of Section 11(b) or 11(c), Ambac shall be entitled to apply for a court order requiring you to cease any such violations in addition to and without prejudice to any other rights or remedies which may be available to Ambac through the legal system.

(e)	You shall not be deemed to be in breach of any covenant set forth in this Agreement on the basis of any communications you may have with third parties relating to: (i) the fact and circumstances of your employment and termination by/from Ambac; (ii) your job titles at Ambac; (iii) the dates of your employment by Ambac; (iv) the responsibilities and authorities of your positions at Ambac; (v) the nature and extent of your achievements during employment by Ambac; (vi) the names and positions of individuals with whom you worked during your employment at Ambac; and (vii) the restrictions on your post-termination date employment activities. You hereby authorize Ambac to provide the information responsive to items (i) through (iv) and (vi) to prospective employers.

(f)	You shall not be deemed in breach of the confidentiality obligations set forth in this Section 11 if, compelled by legal process or court order, you are to participate in any administrative, judicial or criminal investigation, probe, grand jury proceeding or other demand for testimony, information or documentation.

(g)

In the event of any breach of this Section 11, Ambac shall provide you with written notice (to the address set forth on page one of this Agreement) and you will have ten business days from the date of receipt of said written notice to cure any curable breach. If you fail to cure any such breach or the breach is not curable, Ambac shall be released from any obligation to make any payment to you or on your behalf and provide any benefits, other than retirement benefits, under this Agreement. Ambac shall be further entitled to pursue any and all of its remedies under the law arising out of such breach including, but not limited to, recoupment as outlined in Section 11(c). In any action alleging breach of this Agreement, the prevailing party shall be entitled to recover reasonable costs and/or attorneys’ fees incurred to enforce this Agreement. Upon written request, you will promptly receive Ambac’s determination, made in good faith, in writing regarding whether a particular activity or act would be deemed in breach of your obligations and/or covenants under this Agreement.

12.	Withholding

Any payments made or benefits provided to you under this Agreement will be reduced by any applicable legally required withholding taxes.

13.	Cooperation

(a)	For a period of 12 months after the Resignation Date, you agree to make yourself reasonably available to Ambac (for purposes of this Section 13, Ambac refers to Ambac and all of its affiliates at reasonable times and places and subject to non-interference with your then employment or business activities, to provide information to Ambac or its representatives in connection with any matters relating to the business or affairs of Ambac, and any pending or future governmental or regulatory investigation, civil or administrative proceeding, litigation, arbitration or other proceeding related to the business of Ambac during your term as an officer of Ambac or your employment with Ambac. Ambac will reimburse you at your then daily rate of base compensation, certified by you in writing, for any lost wages and/or reasonable out-of-pocket expenses incurred in connection with the provision of such cooperation and assistance, provided that Ambac’s prior written approval for such expenses have been obtained, which shall not be unreasonably withheld or delayed. Such expenses will include reasonable attorneys’ fees only in the event representation by Ambac’s counsel could reasonably be deemed to be a conflict of interest. You agree to reasonable requests by Ambac to travel in performing services pursuant to this Section 13(a).

(b)

In addition to, and not in limitation of, any and all other rights of indemnification or advancement of expenses to which you are or may be entitled, if and to the extent you already have been and/or hereafter are, or threatened to be, a named party to any action, suit, claim or proceeding as a result of your being or having been an officer, director, employee or agent of Ambac or any of its subsidiaries or affiliates, or your serving or having served any other enterprise as a director, officer, employee or agent at the request of Ambac, or any of your acts or omissions in connection with any of the foregoing or pursuant to or in connection with this Agreement or your obligations hereunder, Ambac will indemnify you to the fullest extent permitted (including payment of expenses and attorneys’ and other fees in advance of final disposition of a proceeding) by the laws of the State of Delaware, or by the Certificate of Incorporation or By-Laws or other governing documents of Ambac, in each case as in effect at the time of the subject act or omission, the date of this Agreement or the date of such action, suit, claim or proceeding, whichever affords or afforded the greatest protection to you, and you shall be entitled to the protection of any insurance policies that Ambac maintains or may elect to maintain generally for the benefit of its directors, officers or employees (and to the extent Ambac maintains such an insurance policy or policies, you shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage provided for any officer, director or employee of Ambac), against all costs, charges and expenses whatsoever incurred or sustained by you or your legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any such action, suit, claim or proceeding, to which you may be made a party by reason of your being or having been a director, officer, employee or agent of Ambac or any subsidiary or affiliate thereof, or your serving or having served any other enterprise as a director, officer, employee or agent at the request of Ambac. The indemnification, advancement of expenses and other provisions contained in this paragraph shall survive the Resignation Date and any termination or expiration of this Agreement, and shall inure to your benefit, as well as to the benefit of your heirs, executors, administrators and legal representatives.

14.	Non-Disparagement

You and Ambac each agree with respect to the other to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any defamatory or product disparaging comment concerning the you and Ambac or any of its current or former directors, officers or employees, or (ii) any other comment that could reasonably be expected to be detrimental to you or Ambac’s business or financial prospects or reputation. In furtherance of the foregoing, Ambac additionally agrees to cause its affiliates to be bound by the provisions of this Section 14 (i.e., as if they were Ambac under the provisions of this Section 14).

15.	Entire Agreement

This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes and replaces all prior or contemporaneous agreements or understandings, oral or written, negotiations, or discussions relating to the subject matter of this Agreement. This Agreement may be amended only by written document signed by the parties hereto. It is understood that you shall have no further obligations to Ambac from and after the date hereof except as otherwise expressly set forth herein.

16.	Severability

In the event that any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the validity and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

17.	Governing Law

This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

18.	Revocation

(a)	You are required to execute and deliver the Waiver and General Release Agreement in the form set forth as Exhibit A hereto at the two times heretofore set forth.

(b)	Either or both of the aforementioned Waiver and General Release Agreements, once signed by you, may be revoked by you within the 7-day period described therein. In the event of any such revocation by you, all of Ambac’s obligations under this Agreement will terminate and be of no further force and effect as of the date of such revocation. No such revocation by you will be effective unless it is in writing and signed by you and received by Ambac prior to the expiration of the Revocation Period. The revocation must be mailed or delivered to Diana Adams, Senior Managing Director, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004.

* * *

IN WITNESS WHEREOF, Ambac has executed this Agreement as of the date first set forth above and you have executed this Agreement as of the date set forth below (or, if you do not include a date under your signature line, the date set forth shall be the date this Agreement, signed by you, is received by the Ambac.

AMBAC FINANCIAL GROUP, INC.

By:	/s/ Diana N. Adams
Diana N. Adams
Senior Managing Director

ACCEPTED AND AGREED:

By:	/s/ Robert G. Shoback
Robert G. Shoback

Date:	December 31, 2009

EXHIBIT A

WAIVER AND GENERAL RELEASE AGREEMENT

This Waiver and General Release Agreement (this “Release”) is entered into as of the date indicated on the signature page of this Release by Robert G. Shoback (“Executive”). Executive has been employed by Ambac Financial Group, Inc. (the “Company”), and in connection with Executive’s termination and for the consideration of the payments and benefits set forth in the Agreement between Executive and the Company dated as of December 21, 2009 (the “Agreement”), the receipt and adequacy of which are herein acknowledged, Executive agrees as follows:

1.	General Release

Executive, on behalf of himself and Executive’s heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as the “Releasors”), hereby irrevocably and unconditionally release and forever discharge Ambac, and any and all of its parent corporations, shareholders, subsidiaries, divisions, affiliated and related entities, employee benefit and/or pension plans or funds, successors and assigns, and any and all of its or their past, present or future officers, directors, agents, stockholders, fiduciaries, administrators, employees or assigns (whether acting as agents for Ambac or in their individual capacities, but in any case not in their capacities, if applicable, as stockholders) (hereinafter collectively referred to as the “Released Parties”), of and from any and from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding the foregoing, the Executive does not release, discharge or waive any rights: (i) under or to enforce the Agreement, or to payments and benefits provided under the Agreement that are contingent upon the execution, delivery and non-revocation by the Executive of this Release; (ii) any rights to vested pension or 401k benefits; or (iii) to indemnification, whether pursuant to (a) the Agreement or any other agreement between the parties, including, without limitation, the Change In Control Agreement, (b) the charter, by-laws or other governing documents of Ambac or any of its affiliates, (c) insurance policies, (d) applicable law, or (e) otherwise.

2.	ADEA Release

The Releasors hereby unconditionally release and forever discharge Ambac, its subsidiaries and affiliates and each of their respective officers, employees,

directors, shareholders and agents from any and all Claims that the Releasors may have arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, you hereby acknowledge and confirm the following:

(a)	Executive was advised by Ambac in connection with his termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to you the terms of this Release, including, without limitation, the terms relating to your release of claims arising under ADEA;

(b)	Executive was given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto;

(c)	Executive is providing the release and discharge set forth in this Section 2 only in exchange for consideration in addition to anything of value to which he is already entitled; and

(d)	that Executive knowingly and voluntarily accept the terms of this Release.

3.	No Legal Claim

(a)	Executive represents and warrants that he will not commence, maintain, prosecute or participate in any action or proceeding of any kind (judicial or administrative) against any of the Released Parties, arising out of any act, omission, transaction or occurrence happening up to and including the Effective Date (as defined below) of this Release and released hereunder, and has not done so as of the Effective Date of this Release.

(b)	If Executive is named as a party or included in a class action against any Released Party, Executive agrees to execute a waiver of rights and release of any such claims against such Released Party; provided, however, that any such waiver and release shall not apply to any of Executive’s rights of indemnification from such Released Party.

4.	Continuing Obligations

This Release shall not supersede any continuing obligations Executive may have under the terms of the Agreement or any other agreement between Executive and the Company.

5.	Governing Law

This Release will be governed by, and construed in accordance with, the laws of the State of New York.

6.	Effective Date

This Release shall not become effective until the day following the last day of the Revocation Period (as defined below) (the “Effective Date”).

* * *

Executive shall have the right to revoke this Release during the seven-day period (the “Revocation Period”) commencing immediately following the date Executive signs and delivers this Release to the Company. The Revocation Period shall expire at 5:00 p.m. New York City time on the last day of the Revocation Period; provided, however, that if such seventh day is not a business day, the Revocation Period shall extend to 5:00 p.m. New York City time on the next succeeding business day. In the event Executive revokes this Release, all obligations of the Company under the Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by Executive shall be effective unless it is in writing and signed by Executive and received by the Company prior to the expiration of the Revocation Period.

By:	/s/ Robert G. Shoback
Robert G. Shoback

Date:	12/31/09

EXHIBIT B

STOCK OPTIONS AND RESTRICTED STOCK UNITS

Stock Options:

Grant Date	Expiration Date	Plan ID	Grant Type	Granted or Transferred To	Grant Price	Date Transferred Out	Outstanding	Exercisable
12/1/1998	12/1/2005	01	Non-Qualified	7,500	$40.1875		0	0	current
1/26/1999	1/26/2006	01	Non-Qualified	7,500	$36.8334		0	0	current
1/24/2000	1/24/2007	01b	Non-Qualified	13,500	$31.0209		0	0	current
1/22/2001	1/22/2008	01b	Non-Qualified	12,000	$43.6563		0	0	current
1/22/2002	1/22/2009	01b	Non-Qualified	13,500	$58.9300		0	0	current
4/24/2002	1/24/2007	01	Non-Qualified	1,000	$63.4500		0	0	current
11/26/2002	1/24/2007	01	Non-Qualified	2,500	$60.7300		0	0	current
1/21/2003	1/21/2010	01b	Non-Qualified	13,500	$56.1350		13,500	13,500	current
5/28/2003	1/24/2007	01	Non-Qualified	2,500	$63.0250		0	0	current
12/23/2003	1/24/2007	01	Non-Qualified	667	$68.6700		0	0	current
12/23/2003	1/26/2006	01	Non-Qualified	1,833	$68.6700		0	0	current
1/26/2004	1/26/2011	01b	Non-Qualified	15,000	$73.7100		15,000	7,500	current
								7,500 on 1/26/2010
1/26/2004	1/26/2011	01b	Non-Qualified	4.700	$73.7100		4,700	2,350	current
								2,350 on 1/26/2010
9/7/2004	1/26/2006	01	Non-Qualified	1,955	$76.8500		0	0	current
9/7/2004	12/1/2005	01	Non-Qualified	545	$76.8500		0	0	current
1/24/2005	1/24/2012	01b	Non-Qualified	17,500	$79.3000		17,500	0	current
								17,500 on 1/24/2011
1/23/2006	1/23/2013	01b	Non-Qualified	17,500	$74.4250		17,500	8,750	current
								8,750 on 1/23/2012
1/29/2007	1/29/2014	01b	Non-Qualified	17,500	$87.2700		17,500	0	current
								17,500 on 1/29/2012
1/28/2008	1/28/2015	01	Non-Qualified	35,000	$11.1300		35,000	11,667	current
								11,667 on 1/28/2010
								11,666 on 1/28/2011

Optionee Totals				185,700			120,700	43,767

Restricted Stock Units

Grant Date	Expiration Date	Plan ID	Grant Type	Granted or Transferred To	Grant Price	Date Transferred Out	Outstanding	Exercisable
1/24/2000	4/24/2083	02B	Restricted	2,412	$0.0000		2,412	0	current
							2,412 on 4/24/2083
1/24/2000	4/24/2083	02C	Restricted	804	$0.0000		804	0	current
							804 on 4/24/2083
1/22/2001	4/22/2084	02B	Restricted	1,633	$0.0000		0	0	current
1/22/2001	4/22/2084	02C	Restricted	545	$0.0000		0	0	current
1/22/2002	4/22/2085	02B	Restricted	1,450	$0.0000		0	0	current
1/22/2002	4/22/2085	02C	Restricted	484	$0.0000		0	0	current
4/24/2002	7/24/2085	02D	Restricted	1,068	$0.0000		0	0	current
11/26/2002	2/26/2086	02D	Restricted	2,466	$0.0000		5	5	current
1/21/2003	4/21/2086	02B	Restricted	1,737	$0.0000		0	0	current
1/21/2003	4/21/2086	02C	Restricted	581	$0.0000		0	0	current
5/28/2003	8/28/2086	02D	Restricted	2,631	$0.0000		0	0	current
12/23/2003	3/23/2087	02D	Restricted	2,449	$0.0000		0	0	current
1/26/2004	4/26/2087	02B	Restricted	1,514	$0.0000		0	0	current
1/26/2004	4/26/2087	02C	Restricted	505	$0.0000		0	0	current
1/26/2004	4/26/2087	02E	Restricted	1,387	$0.0000		0	0	current
1/26/2004	1/26/2011	02	Restricted	2,774	$0.0000		0	0	current
9/7/2004	12/7/2087	02D	Restricted	2,721	$0.0000		0	0	current
1/24/2005	1/24/2012	02	Restricted	2,931	$0.0000		0	0	current
1/24/2005	4/24/2088	02B	Restricted	1,660	$0.0000		663	0	current
							663 on 11/1/2010
1/24/2005	4/24/2088	02C	Restricted	552	$0.0000		220	0	current
							220 on 11/1/2010
1/23/2006	1/23/2013	02	Restricted	3,161	$0.0000		0	0	current
1/23/2006	4/23/2089	02B	Restricted	1,724	$0.0000		0	0	current
1/23/2006	4/23/2089	02C	Restricted	585	$0.0000		585	0	current
							585 on 1/23/2010
1/29/2007	1/29/2014	02	Restricted	2,969	$0.0000		2,969	0	current
							2,969 on 1/29/2010
1/29/2007	4/29/2090	02B	Restricted	1,623	$0.0000		542	0	current
							542 on 1/29/2010
1/29/2007	4/29/2090	02C	Restricted	544	$0.0000		544	0	current
							544 on 1/29/2011
1/28/2008	1/28/2015	02	Restricted	32,068	$0.0000		32,068	0	current
							32,068 on 1/28/2011
1/28/2008	4/28/2091	02C	Restricted	1,679	$0.0000		1,679	0	current
							1,679 on 1/28/2012
1/28/2008	4/28/2091	02B	Restricted	5,039	$0.0000		3,358	0	current
							1,680 on 1/28/2010
							1,678 on 1/28/2011

Optionee Totals				81,896			45,849	5